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                                                                     Exhibit 8.2

[Letterhead of KPMG LLP]

October 31, 2002

Board of Directors
The Provident Bank
830 Bergen Avenue
Jersey City, NJ 07306-4599

Board of Directors:

You have requested the opinion of KPMG LLP ("KPMG") as to the New Jersey Corporate Business Tax ("CBT") and Gross Income Tax ("GIT") consequences of the conversion (the "Conversion") of The Provident Bank (the "Bank"), from a New Jersey chartered mutual savings bank to a New Jersey chartered capital stock savings bank (the "Stock Bank"). In the Conversion, all of the Bank's to-be-issued capital stock will be acquired by Provident Financial Services, Inc. (the "Holding Company"), a newly organized Delaware corporation.

In rendering our opinion, based on the express instructions of the Bank, we are relying on the attached opinion ("Federal Opinion") of Luse, Gorman, Pomerenck & Schick, P.C., ("Special Legal Counsel"), dated October 31, for all matters regarding federal income taxes. In addition, we are relying on the representations made by the Bank to Special Legal Counsel, as outlined in this opinion in rendering our opinion. Capitalized terms have the same meaning as in the Federal Opinion unless otherwise stated.

FACTS

The facts as set forth in the Federal Opinion, and as we understand them to be, are as follows:

The Bank is a New Jersey chartered mutual savings bank, which is in the process of converting to a New Jersey chartered stock savings bank. As a New Jersey chartered mutual savings bank, the Bank has no authorized capital stock. Instead the Bank, in mutual form, has a unique equity structure. A depositor in the Bank is entitled to payment of interest on his account balance as declared and paid by the Bank. A depositor has no right to a distribution of any earnings of the Bank except for interest paid on his deposit; rather, these earnings become retained earnings of the Bank. However, a depositor has a right to share, pro rata, with respect to the withdrawal value of his account, in any liquidation proceeds distributed in the event the Bank is liquidated. All of the interests held by a depositor cease when such depositor closes his account with the Bank.

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Board of Directors
The Provident Bank
October 31, 2002
Page 2

The Holding Company has been formed under the laws of the State of Delaware for the purpose of the proposed transactions described herein, to engage in business as a savings bank holding company and to hold all of the stock of the Stock Bank. The Holding Company will issue shares of its voting common stock ("Holding Company Conversion Stock"), upon completion of the mutual-to-stock conversion of the Bank, to persons purchasing such shares as described in greater detail below.

Following regulatory approval, the Plan of Conversion adopted by the Bank on April 26, 2002 and amended on July 25, 2002, October 24, 2002, and October 31, 2002 (the "Plan"), provides for the offer and sale of shares of Holding Company Conversion Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (i) Eligible Account Holders of the Bank, (ii) the Bank's newly formed employee stock ownership plan, (iii) Supplemental Eligible Account Holders of the Bank, and (iv) officers, directors and employees of the Bank, all as described in the Plan. All shares must be sold, and to the extent the stock is available, no subscriber will be allowed to purchase fewer than 25 shares of Holding Company Conversion Stock. If shares remain after all orders are filled in the three preference categories described above, the Plan calls for a Community Offering for the sale of shares not purchased under the preference categories, and a Syndicated Community Offering for the shares not sold in the Community Offering.

Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The aggregate purchase price at which all shares of Holding Company Conversion Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Bank, as converted. The estimated pro forma market value will be determined by RP Financial, LLC, an independent appraiser. The conversion of the Bank from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Bank to the Holding Company will be deemed effective concurrently with the closing of the sale of Holding Company Conversion Stock.

In furtherance of the Bank's commitment to its community, this Plan provides for the establishment of a charitable foundation ("Foundation") as part of the Conversion. The Foundation is intended to complement the Bank's existing community reinvestment activities in a manner that will allow the Bank's local communities to share in the growth and profitability of the Holding Company and the Bank over the long term. Consistent with the Bank's goal, the Holding Company intends to donate to the Foundation cash and shares of Common Stock, in an aggregate amount up to 6% of the value of the shares of Holding Company Conversion Stock.

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Board of Directors
The Provident Bank
October 31, 2002

Page 3


REPRESENTATIONS

In addition to the FACTS set forth above, KPMG is relying on representations set forth by the Bank to Special Legal Counsel. These representations, as we understand them, are set forth below. KPMG has not independently verified, and will not independently verify, the completeness or accuracy of any of the representations below. It is understood and agreed that KPMG is relying on the representations below in rendering the opinions contained in this letter.

Representations as we understand them from the Federal Opinion:

     1. The Conversion is implemented in accordance with the terms of the Plan and all conditions precedent contained in the Plan shall be performed or waived prior to the consummation of the Conversion.

     2. To the best of the knowledge of the management of Bank there is not now, nor will there be at the time of the Conversion, any plan or intention, on the part of the depositors in Bank to withdraw their deposits following the Conversion. Deposits withdrawn immediately prior to or immediately subsequent to the Conversion (other than maturing deposits) are considered in making these assumptions.

     3. Holding Company and Stock Bank each have no plan or intention to redeem or otherwise acquire any of the Holding Company Conversion Stock to be issued in the proposed transaction.

     4. Immediately following the consummation of the Conversion, Stock Bank will possess the same assets and liabilities as Bank held immediately prior to the proposed transaction plus substantially all of the net proceeds from the sale of its stock to Holding Company, except for assets used to pay expenses of the Conversion. The liabilities transferred to Stock Bank were incurred by Bank in the ordinary course of business.

     5. No cash or property will be given to Eligible Account Holders or Supplemental Eligible Account Holders in lieu of Subscription Rights or an interest in the liquidation account of Stock Bank.

     6. Following the Conversion, Stock Bank will continue to engage in its business in substantially the same manner as Bank engaged in business prior to the Conversion, and it has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business.

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Board of Directors
The Provident Bank
October 31, 2002
Page 4


     7. There is no plan or intention for Stock Bank to be liquidated or merged with another corporation following the consummation of the Conversion.

     8. The fair market value of each Deposit Account plus an interest in the liquidation account of Stock Bank will, in each instance, be approximately equal to the fair market value of each Deposit Account of Bank plus the interest in the residual equity of Bank surrendered in exchange therefor.

     9. Bank, Stock Bank and Holding Company are each corporations within the meaning of Section 7701(a)(3) of the Internal Revenue Code (the "Code").

     10. Holding Company has no plan or intention to sell or otherwise dispose of any of the stock of Stock Bank received by it in the proposed transaction.

     11. Both Stock Bank and Holding Company have no plan or intention to issue additional shares of common stock following the proposed transaction, other than shares that may be issued to employees and/or directors pursuant to certain stock option and stock incentive plans or that may be issued to or pursuant to employee benefit plans.

     12. Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments and other payments in the normal course of business made by Bank immediately preceding the transaction) will in the aggregate constitute less than 1% of the net assets of Bank and any such expenses and distributions will be paid from the proceeds of the sale of Holding Company Conversion Stock.

     13. All distributions to holders in their capacity as such (except for regular, normal interest payments made by Bank), will, in the aggregate, constitute less than 1% of the fair market value of the net assets of Bank.

     14. At the time of the proposed transaction, the fair market value of the assets of Bank on a going concern basis (including intangibles) will equal or exceed the amount of its liabilities plus the amount of liabilities to which such assets are subject. Bank will have a positive regulatory net worth at the time of the Conversion.

     15. Bank is not under the jurisdiction of a court in any Title 11 bankruptcy. The Conversion does not involve a receivership, foreclosure, or similar proceeding agency.

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Board of Directors
The Provident Bank
October 31, 2002
Page 5


     16. Bank's Eligible Account Holders and Supplemental Eligible Account Holders will pay expenses of the Conversion solely attributable to them, if any.

     17. The liabilities of Bank assumed by Stock Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by Bank in the ordinary course of its business and are associated with the assets being transferred.

     18. There will be no purchase price advantage for Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders, or officers, directors and employees who purchase Holding Company Conversion Stock.

     19. Neither the Holding Company, Bank or Stock Bank is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

     20. None of the compensation to be received by any Deposit Account holder-employees of Bank will be separate consideration for, or allocable to, any of their deposits in Bank. No interest in the liquidation account of Stock Bank will be received by any Eligible Account Holder-employees or Supplemental Eligible Account Holder-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each Eligible Account Holder-employee or Supplemental Eligible Account Holder-employee, during the twelve-month period preceding or subsequent to the Conversion, will be for services actually rendered and will be commensurate with amounts paid to the third parties bargaining at arm's-length for similar services. No shares of Holding Company Conversion Stock will be issued to or purchased by any Eligible Account Holder-employee or Supplemental Eligible Account Holder-employee at a discount or as compensation in the proposed transaction.

     21. No creditors of Bank, or the depositors in their role as creditors, have taken any steps to enforce their claims against Bank by instituting bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interests of the depositors as the equity holders of the Bank prior to the Conversion.

     22. The Conversion does not involve the payment to Stock Bank or Bank of financial assistance from federal agencies within the meaning of Notice 89-102, 1989-40 C.B. 1.

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Board of Directors
The Provident Bank
October 31, 2002
Page 6


     23. On a per share basis, the purchase price of Holding Company Conversion Stock will be equal to the fair market value of such stock at the time of the completion of the proposed transaction.

     24. All shares of Holding Company Conversion Stock sold in the Conversion will be sold for the same price on a per share basis.

     25. Bank has received or will receive prior to completion of the transaction an opinion from RP Financial, LC (the "Appraiser's Opinion"), which concludes that the Subscription Rights to be received by Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders and officers, directors and employees do not have any value at the time of their distribution or exercise.

     26. Bank will not have any net operating losses, capital loss carryovers or built-in losses at the time of the Conversion.

SCOPE OF OPINION

The opinions contained in this letter are based on the facts, assumptions and representations stated herein. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions or representations is not entirely complete or accurate, it is imperative that we are informed immediately in writing as the incompleteness or inaccuracy could cause us to change our opinions.

We have not reviewed all the documents necessary to effectuate the transactions described in this letter, and we assume that all necessary documents will be properly executed under applicable law and that all steps necessary will be taken to effectuate the transactions as required by federal, state, or local law.

In various sections of this letter, for ease of understanding and as a stylistic matter, we may use language (such as "will") which might suggest that we reached a conclusion on an issue at a standard different from "should" or when otherwise noted "more likely than not." Such language should not be so construed. Our conclusions on any issue discussed in this opinion letter do not exceed a "should" standard, unless otherwise noted.

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Board of Directors
The Provident Bank
October 31, 2002
Page 7


Our views as to the New Jersey tax consequences rely upon the Federal Opinion, which we understand to conclude as follows:

1. The change in the form of operation of the Bank from a New Jersey mutual savings bank to a New Jersey stock savings bank, as described above, will constitute a reorganization within the meaning of the Code Section 368(a)(1)(F), and no gain or loss will be recognized to either the Bank or to Stock Bank as a result of such Conversion. See Rev. Rule. 80-105, 1980-1 C.B. 78. The Bank and Stock Bank will each be a party to a reorganization within the meaning of Code
Section 368(b). Rev. Rul. 72-206, 1972-1 C.B. 104.

2. No gain or loss will be recognized by Stock Bank on the receipt of money from Holding Company in exchange for its shares or by Holding Company upon the receipt of money from the sale of Holding Company Conversion Stock. Code Section 1032(a).

3. The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion. Code
Section 362(b).

4. The holding period of the Bank's assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. Code Section 1223(2).

5. No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their deemed ownership interests in the Bank. Code Section 354(a).

6. The basis of the account holders' deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. The basis of each Eligible Account Holder's or Supplemental Eligible Account Holder's interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.

7. It is more likely than not that the fair market value of the non-transferable subscription rights to purchase Holding Company Conversion Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase Holding Company Conversion Stock. No

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Board of Directors
The Provident Bank
October 31, 2002
Page 8

taxable income will be realized by the Eligible Account Holders, Supplemental Eligible Account Holders or other eligible subscribers as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

8. It is more likely than not that the basis of the Holding Company Conversion Stock to its stockholders will be the purchase price thereof, increased by the basis, if any, of the subscription rights exercised. (Section 1012 of the Code). The stockholder's holding period will commence upon the exercise of the subscription rights. (Section 1223(6) of the Code).

9. For purposes of Section 381 of the Code, the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization. (Treas. Reg. 1.381(b)-(1)(a)(2)).

10. The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. Treas. Reg. 1.381(b)-1(a)(2).

11. The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank. Treas. Reg. 1.381(b)-1(a)(2).

In addition, the Federal Opinion noted the following:

     Notwithstanding any reference to Code Section 381 above, no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Bank or its successor, Stock Bank, under the Code.

     Our opinion under paragraph 7 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 7 and 8 is based on the position that the subscription rights to purchase shares of Holding Company Conversion Stock received by Eligible Account Holders and Supplemental Eligible Account Holders have a fair

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Board of Directors
The Provident Bank
October 31, 2002
Page 9


     market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Conversion Stock at the same price to be paid by members of the general public in any Community Offering. We also note that the Internal Revenue Service has not in the past concluded that subscription rights to purchase Holding Company Conversion Stock have value. If the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or Stock Bank may be taxable on the distribution of the subscription rights.

Our opinions in this letter are limited to those specifically set forth under the heading OPINIONS. KPMG expresses no opinion with respect to any other federal, state, or foreign tax or legal aspect of the transaction described herein. No inference should be drawn on any other matter. Specifically, while KPMG relies upon the Federal Opinion as described above, no opinion is expressed as to whether the Subscription Rights constitute valuable property. In addition, this Opinion does not address the tax consequences of the contribution of Company Common Stock to the Foundation.

OPINIONS

Based on the facts, assumptions and representations set forth in the Federal Opinion and restated herein as we understand them to be, and subject to any conditions or limitations herein, including the Scope of the Opinion above, it is our opinion that the New Jersey CBT consequences described below should prevail (i.e., there is a greater than 70 percent likelihood that those consequences should prevail) if challenged. We have no reservations with respect to the state tax technical aspects of this opinion, however as a matter of general policy, "should" represents our highest level of comfort in opinions where state tax conformity is dependant on the federal opinion, and where all of the facts have not been reviewed by us in order to form a federal opinion.

In addition, based on the facts, assumptions and representations set forth in the Federal Opinion and restated herein as we understand them to be, and subject to any conditions or limitations herein, including the Scope of the Opinion above, it is our opinion that the New Jersey GIT consequences described below more likely than not should prevail (i.e., there is a greater than 50 percent likelihood that those consequences should prevail) if challenged. Since it is the opinion of Luse, Gorman, Pomerenck & Schick, P.C., that for federal income tax purposes, it is "more likely than not" that the nontransferable

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Board of Directors
The Provident Bank
October 31, 2002
Page 10


subscription rights to purchase common stock have no value, this New Jersey opinion, in its reliance on the Federal Opinion, is limited to that same level of comfort. The following opinions, although similar to the conclusions set forth in the Federal Opinion, are specific to the tax consequences of the Conversion under New Jersey tax law, and are thus independent and separate from the conclusions set forth in the Federal Opinion.

1. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then the Conversion should be treated as a reorganization, and Bank or the Stock Bank should not recognize any gain or loss for New Jersey CBT purposes.

2. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, no gain or loss should be recognized for New Jersey CBT purposes by the Stock Bank on the receipt of money from the Holding Company in exchange for its shares or by the Holding Company upon the receipt of money from the sale of Holding Company Conversion stock.

3. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for New Jersey CBT purposes the assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion.

4. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for New Jersey CBT purposes the holding period of the Bank's assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion.

5. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for New Jersey GIT purposes no gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders (as defined in the
     Plan) upon receipt by them of an interest in the Liquidation Account (as defined in the Plan) of Stock Bank, in exchange for their deemed ownership interests in the Bank.

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Board of Directors
The Provident Bank
October 31, 2002
Page 11

6. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for GIT purposes the basis of the account holders' deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. In addition, the basis of each Eligible Account Holder's or Supplemental Eligible Account Holder's interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.

7. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for GIT purposes it is more likely than not that the fair market value of the non-transferable subscription rights to purchase Holding Company Conversion Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase Holding Company Conversion Stock. No taxable income will be realized by the Eligible Account Holders or Supplemental Eligible Account Holders or other eligible subscribers as a result of the exercise of the nontransferable subscription rights.

8. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for GIT purposes it is more likely than not that the basis of the Holding Company Conversion Stock to its stockholders will be the purchase price thereof, increased by the basis, if any, of the subscription rights exercised. The stockholder's holding period will commence upon the exercise of the subscription rights.

9. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for New Jersey CBT purposes the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization.

10. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for New Jersey CBT purposes the part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. Consequently, the

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Board of Directors
The Provident Bank
October 31, 2002
Page 12

     Bank will not be required to file a New Jersey CBT return for any portion of such taxable year solely by reason of the Conversion.

11. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for CBT purposes the tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank, with the exception of net operating losses ("NOLs"). Based on the facts, assumptions and representation #26, the Bank has represented that it does not have any NOLs at the time of the Conversion.

No opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Bank or its successor, Stock Bank, under the CBT.

Law and Analysis

Savings Institution Tax

The Bank, for New Jersey corporate income tax purposes, historically filed and paid tax pursuant to the Saving Institution Tax (the "SIT"). However, pursuant to the Business Tax Reform Act ("BTRA") enacted in July 2002, the SIT was repealed, retroactively, to taxable years beginning on or after January 1, 2002. Therefore, because a state chartered savings bank is within the definitions of a taxpayer for CBT purposes (resulting from changes in BTRA), the New Jersey tax ramifications of the Conversion must be analyzed pursuant to the CBT rules and regulations. N.J.S.A. 54:10A-4(s).

CBT

Opinion #1

The New Jersey CBT uses federal taxable income as the starting point for the computation of its tax base. N.J.S.A. Sec. 54:10A-4(k). Federal taxable income is the income that a taxpayer reports on its federal income tax return filed with the Internal Revenue Service ("IRS"). N.J.S.A. 54:10A-4(k). The CBT taxes corporate taxpayers on their federal taxable income after certain adjustments have been made to that income. N.J.S.A. 54:10A-4(k). The adjustments are enumerated in N.J.S.A. 54:10A-4(k). There are no New Jersey provisions that modify a taxpayer's federal taxable income with respect to reorganizations pursuant to Section 368(a)(1)(F) of the Code.

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Board of Directors
The Provident Bank
October 31, 2002
Page 13

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, the Conversion should be treated as a tax-free reorganization for the Bank, since New Jersey follows the federal tax-free treatment of reorganizations pursuant to Section 368(a)(1)(F) of the Code by incorporating the federal provisions by reference in the CBT statutes. See also Formal Opinion 1960 No. 2, Opinion of the Attorney General, February 10, 1960.

Opinions #2, #3, and #4

Likewise, since New Jersey follows the federal tax treatment under section 1032(a) of the Code, assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, no gain or loss should be recognized for New Jersey CBT purposes by the Stock Bank on the receipt of money from the Holding Company in exchange for its shares or by the Holding Company upon the receipt of money from the sale of Holding Company Conversion stock. N.J.S.A. Sec. 54:10A-4(k). In addition, for New Jersey CBT purposes, the assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion and the holding period of the Bank's assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. N.J.S.A. Sec. 54:10A-4(k).

Opinion #5

The New Jersey GIT, as provided for in N.J.S.A. 54A:2-1, imposes a tax on the New Jersey gross income of individuals, estates and trusts. New Jersey defines gross income and its categories in N.J.S.A. 54A:5-1. Included in this definition is net gains or income from disposition of property. N.J.S.A. 54A:5-1(c) provides that "the term `net gains or net income' shall not include gains or income from transactions to the extent to which nonrecognition is allowed for federal income tax purposes. The term `sale, exchange or other disposition' shall not include the exchange of stock or securities in a corporation a party to a reorganization in pursuance of a plan of reorganization, solely for stock or securities in such corporation or in another corporation a party to the reorganization and the transfer of property to a corporation by one or more persons solely in exchange for stock or securities in such corporation if immediately after the exchange such person or persons are in control of the corporation." A reorganization is defined in N.J.S.A. 54A:5-1(c)(iv) as a transfer by a corporation of all or a part of its assets to another corporation where, immediately after the transfer, the transferor and/or one or more of its shareholders, including persons who were shareholders immediately before the transfer, is in control of the corporation to which the assets are transferred.

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Board of Directors
The Provident Bank
October 31, 2002
Page 14

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, than for New Jersey GIT purposes, no gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their deemed ownership interests in the Bank. N.J.S.A. 54A:5-1(c)(viii).

Opinions #6 #7 and #8

Likewise, since New Jersey follows the federal tax treatment under section 354(a) of the Code, assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, no gain or loss should be recognized for New Jersey GIT purposes and the basis of the account holders' deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. In addition for New Jersey GIT purposes, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase Holding Company Conversion Stock. N.J.S.A. 54A:5-1(c)(iv). No taxable income will be realized by the Eligible Account Holders or other eligible subscribers as a result of the exercise of the nontransferable subscription rights. N.J.S.A. 54A:5-1(c)(viii). Furthermore, it is more likely than not that the basis of the Holding Company Conversion Stock to its stockholders will be the purchase price thereof, increased by the basis, if any, of the subscription rights exercised. N.J.S.A. 54A:5-1(c)(viii). The stockholder's holding period will commence upon the exercise of the subscription rights.

Our conclusions are based on the conclusion in the Federal Opinion that the subscription rights to purchase shares of Holding Company Conversion Stock received by the Eligible Account Holders or Supplemental Eligible Account Holders have a fair market value of zero. As noted in the Federal Opinion, the IRS has not, in the past, reached a different conclusion with respect to the value of nontransferable subscription rights and, commencing in 1993, the IRS has specifically declined to issue advanced rulings on the value of nontransferable subscription rights whenever the issue has been raised in a ruling request. Since the Federal Opinion is at a "more likely than not" level of comfort for this conclusion, this New Jersey opinion is also at a "more likely than not" level of comfort. If the fair market value of the non-transferable subscription rights to purchase Holding Company Conversion Stock is deemed to have an ascertainable value, the depositors

Board of Directors
The Provident Bank
October 31, 2002
Page 15

would recognize New Jersey taxable income equal to the amount of such value recognized for Federal income tax purposes.

Opinion #9

As noted above, the New Jersey CBT uses federal taxable income as the starting point for the computation of its tax base. N.J.S.A. Sec. 54:10A-4(k). In addition, for New Jersey CBT purposes, the taxable year of a taxpayer will be the same as for federal income tax purposes. N.J.S.A. 54:10A-15(i).

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for New Jersey CBT purposes the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization.

Opinion #10

As noted above, the New Jersey CBT uses federal taxable income as the starting point for the computation of its tax base. N.J.S.A. Sec. 54:10A-4(k). In addition, for New Jersey CBT purposes, a taxpayer will be required to file a return if the accounting period of the return is less than 12 months. N.J.A.C. 18:7-12.1(a).

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for New Jersey CBT purposes the part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. Consequently, the Bank will not be required to file a New Jersey CBT return for any portion of such taxable year solely by reason of the Conversion.

Opinion #11

As noted above, the New Jersey CBT uses federal taxable income as the starting point for the computation of its tax base. N.J.S.A. Sec. 54:10A-4(k). CBT taxes corporate taxpayers on their federal taxable income after certain adjustments have been made to that income. N.J.S.A. 54:10A-4(k). The adjustments are enumerated in N.J.S.A. 54:10A-4(k).

Board of Directors
The Provident Bank
October 31, 2002
Page 16

There are no New Jersey provisions that modify a taxpayer's federal taxable income with respect to reorganizations pursuant to Section 368(a)(1)(F) of the Code.

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for CBT purposes the tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank, with the exception of NOLs. Based on the facts, assumptions and representation #26, the Bank has represented that it does not have any NOLs at the time of the Conversion.

Material New Jersey Tax Consequences

CBT

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for CBT purposes:

     1. The Conversion should be treated as a reorganization, and Bank or the Stock Bank should not recognize any gain or loss for New Jersey CBT purposes;

     2. No gain or loss should be recognized for New Jersey CBT purposes by the Stock Bank on the receipt of money from the Holding Company in exchange for its shares or by the Holding Company upon the receipt of money from the sale of Holding Company Conversion stock;

     3. The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion;

     4. The holding period of the Bank's assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion;

     5. The Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization;

     6. The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single

Board of Directors
The Provident Bank
October 31, 2002
Page 17

          taxable year of Stock Bank. Consequently, the Bank will not be required to file a New Jersey CBT return for any portion of such taxable year solely by reason of the Conversion;

     7. The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank, with the exception of net operating losses ("NOLs"). Based on the facts, assumptions and representation #26, the Bank has represented that it does not have any NOLs at the time of the Conversion.

No opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Bank or its successor, Stock Bank, under the CBT.

GIT

Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for New Jersey GIT purposes:

     1. No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders (as defined in the Plan) upon receipt by them of an interest in the Liquidation Account (as defined in the Plan) of Stock Bank, in exchange for their deemed ownership interests in the Bank;

     2. The basis of the account holders' deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. In addition, the basis of each Eligible Account Holder's or Supplemental Eligible Account Holder's interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property;

     3. It is more likely than not that the fair market value of the non-transferable subscription rights to purchase Holding Company Conversion Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase Holding Company Conversion Stock. No taxable income will be realized by the Eligible Account Holders or

Board of Directors
The Provident Bank
October 31, 2002
Page 18

          Supplemental Eligible Account Holders as a result of the exercise of the nontransferable subscription rights;

     4. It is more likely than not that the basis of the Holding Company Conversion Stock to its stockholders will be the purchase price thereof, increased by the basis, if any, of the subscription rights exercised. The stockholder's holding period will commence upon the exercise of the subscription rights.

                                      * * *

As noted above, in connection with the transactions described herein the Bank has engaged Special Legal Counsel. In this regard, Bank has requested a tax opinion from Special Legal Counsel as to the Federal income tax consequences of these transactions. Bank has specifically not engaged KPMG to render any opinion regarding any tax consequence of these transactions except those that relate to New Jersey CBT and GIT consequences and Bank has instructed KPMG that for purposes of rendering its opinion regarding New Jersey CBT and GIT consequences, it should rely solely on the Federal Opinion of Special Legal Counsel for any matter related to federal taxation. Thus, any and all references to the consequences of these transactions under federal income tax rules that are contained herein are made solely in reliance on the Federal Opinion and no such reference is intended to be, nor should it be interpreted as, an opinion of KPMG on any matter related to federal income tax. All opinions herein are limited solely to those relating to New Jersey CBT or GIT and those are made in reliance on the Federal Opinion.

Our advice in this document is limited to the conclusions specifically set forth herein and is based on the completeness and accuracy of the above-stated facts, assumptions and representations. If any of the foregoing facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our advice, we are relying upon the Federal Opinion, New Jersey CBT and GIT statutes, the regulations thereunder, and the judicial and administrative interpretations thereof. These authorities are subject to change, retroactively and/or prospectively, and any such changes could affect the validity of our conclusions. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof.

Board of Directors
The Provident Bank
October 31, 2002
Page 19

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 ("Registration Statement") of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion, as an exhibit to the Application for Approval to Convert to a Stock Savings Bank ("Application") of the Bank filed with the New Jersey Department of Banking and Insurance with respect to the Conversion and as an exhibit to the Notice of Intent to Convert to Stock Form ("Notice") filed with the FDIC with respect to the Conversion, and any amendments thereto, as applicable. We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement, the Application and the Notice.

/s/ KPMG LLP